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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "AGREEMENT"), made this 31st day of January 1997, is entered into by RECEPTOR TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 276 East Allen Street, Winooski, Vermont 05404 (the "COMPANY"), and MARK R. BRANN, residing at 25 Cavendish Cove Road, South Hero, Vermont 05486 (the "OFFICER").

         The Company desires to employ the Officer, and the Officer desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Officer, and the Officer hereby accepts employment with the Company, upon the terms set forth in this Agreement until such employment is terminated in accordance with the provisions of Section 4 (the "EMPLOYMENT PERIOD").

         2. TITLE; CAPACITY. The Officer shall serve as President and Chief Scientific Officer or in such other position or positions as the Company or its Board of Directors (the "BOARD") may determine from time to time. The Officer shall be based initially at the Company's headquarters in Winooski, Vermont. The Officer shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Board or such officer of the Company as may be designated by the Board.

         The Officer hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. Subject to the next paragraph of this Section 2, the Officer agrees to devote his entire business time, attention and energies to the business and interests of the Company during the term of his employment with the Company (subject to the right of the Officer to devote up to 20% of his business time, energies and attention to other positions PROVIDED THAT such positions otherwise conform to the provisions of this paragraph and PROVIDED FURTHER that the Officer's devotion of time to such other positions shall not be to the detriment of the Company's material interests). The Officer shall not engage in any other business activity or service in any industry, trade, professional, governmental or academic position during the term of this Agreement which is competitive with the business of the Company or which the Officer reasonably expects would be detrimental to, or have an adverse effect on, the Company. The other positions currently held by the Officer are described on SCHEDULE A hereto. The Officer shall provide written notice to the Company of each other position he accepts during the term of his employment with the Company. If the Board determines that the Officer's decision to hold such position is not in the best interests of the Company, then the Board shall, within 60 days of receipt of written notice from the Officer, notify the Officer that the Company wishes the Officer to resign from such position and the Officer shall, within 60 days of receipt of such notice, resign such position.


                                    1.

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         Notwithstanding the other provisions of this Section 2, the Officer may, for the period ending April 15, 1997, devote more than 20% of his business time, energies and attention other positions set forth on SCHEDULE A attached hereto in connection with his transition from those positions, PROVIDED THAT such positions otherwise conform to the provisions of the second paragraph of this Section 2 and PROVIDED FURTHER that the Officer's devotion of time to such other positions shall not be to the detriment of the Company's material interests.

         The Officer agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Officer acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

         3. COMPENSATION AND BENEFITS.

                  3.1 SALARY The Company shall pay the Officer, in twice-monthly installments, an annual base salary of $160,000 for the one-year period commencing on the Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board (as so adjusted, the "BASE SALARY").

                  3.2 BONUS. The Officer shall be eligible to receive an annual bonus in an amount up to 20% of Base Salary (the "ANNUAL BONUS"), which bonus shall be paid solely at the discretion of the Board based on achievement by the Officer of reasonable, measurable performance objectives to be established by the Board of Directors at the commencement of each fiscal year. Each Annual Bonus, if any, shall be made to the Officer within 90 days after the end of the fiscal year for which such Annual Bonus is being paid.

                  3.3 BENEFITS. The Officer shall be entitled to participate in all benefit programs that the Company establishes and makes available to its Officers, if any, to the extent that the Officer's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Officer shall be entitled to four weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee.

                  3.4 RELOCATION. The Company may require the Officer to relocate. In the event that the Officer is required to relocate more than 35 miles from Winooski, Vermont, then (i) the Base Salary shall be increased by an amount equal to 20% or more, and (ii) the Company shall reimburse Officer for reasonable moving and travel expenses incurred in relocation of Officer and his immediate family (upon presentation by the Officer of documentation, expense statements, vouchers and/or such other supporting information as the Company may request), and (iii) the Company shall provide the Officer with a loan for the purchase of a home (the "REAL PROPERTY") in the new location. Such loan shall not exceed $400,000, less the amount of financing available to the Officer upon the date of such Officer's relocation from a commercial bank or other sources available to the Officer on terms and conditions customary to such transactions (including, without limitation, the assumption by the Officer of personal liability on the loan and a grant of a first-ranking mortgage interest on the Real Property), and PROVIDED, FURTHER, that in no event shall the Company be obligated to extend any loan to the Officer in a principal amount in excess of the difference between 80% of the value of the Real Property (as assessed by an independent real estate agent) and the outstanding principal amount of all other


                                     2.

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loans secured by the Real Property. Any loan made by the Company hereunder shall bear interest at the then Applicable Federal Rate, be subject to a first-ranking mortgage interest (or, if the Officer shall secure financing as contemplated above, a mortgage interest subordinate only to any interest held by the source of such financing) for the benefit of the Company and to the Officer, and shall be repaid (including all interest thereon) no later than five years after such loan is extended.

                  3.5 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Officer for all reasonable travel, entertainment and other expenses incurred or paid by the Officer in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Officer of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, PROVIDED, HOWEVER, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board.

         4. EMPLOYMENT TERMINATION. The employment of the Officer by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                  4.1 At the election of the Company, for cause, immediately upon written notice by the Company to the Officer. For the purposes of this
Section 4.1, cause for termination shall be deemed to exist upon (a) dishonesty, gross negligence or misconduct of the Officer, or (b) the conviction of the Officer of, or the entry of a pleading of guilty or nolo contendere by the Officer to, any crime involving moral turpitude or any felony;

                  4.2 Thirty days after the death or disability of the Officer. As used in this Agreement, the term "DISABILITY" shall mean the inability of the Officer, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Officer and the Company, PROVIDED THAT if the Officer and the Company do not agree on a physician, the Officer and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

                  4.3 At the election of either party, upon not less than six months' prior written notice of termination.

                  4.4 At the election of the Officer upon not less than thirty days prior written notice for Good Reason. For purposes of this Section 4.5, "GOOD REASON" shall mean (i) the assignment to the Officer of any duties inconsistent with the Officer's position as President and Chief Scientific Officer, or (ii) the failure by the Company to comply with the provisions of this Agreement, if such failure is not remedied by the Company within fifteen days after receipt of written notice.

         5. EFFECT OF TERMINATION.

                  5.1 TERMINATION FOR CAUSE OR AT ELECTION OF OFFICER. In the event the Officer's employment is terminated for cause pursuant to Section 4.1, or at the election of the Officer pursuant to Section 4.3, the Company shall pay to the Officer (a) the Base Salary and


                                     3.

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benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company, and, (b) at the time that an Annual Bonus, if any, would be paid for such year, a portion of such Annual Bonus (prorated from the beginning of the then current fiscal year through the last day of actual employment).

                  5.2 TERMINATION AS A RESULT OF DEATH OR DISABILITY OR AT ELECTION OF COMPANY OR BY OFFICER FOR GOOD REASON. In the event of termination by the Company in accordance with Section 4.2 or Section 4.3 or by the Officer in accordance with Section 4.4, the Company shall pay the Officer (i) compensation and benefits which would otherwise be payable to the Officer through the last day of his actual employment by the Company, and (d) forty-eight twice-monthly severance payments, each in an amount equal to the Officer's semi-monthly salary at the time of termination (i.e., 1/48th of the Base Salary), plus benefits, and (iii) at the time that an Annual Bonus, if any, would be paid for the year during which such termination occurs, the full amount of such Annual Bonus as would have been paid to him if he had remained in the employ of the Company through the end of such year.

                  5.3 SURVIVAL. The provisions of Sections 6 and 7 shall survive the termination of the Officer's employment by the Company.

         6. NON-COMPETE.

                  (a) During the Employment Period and (i) any period of time subsequent to the Employment Period in which the Officer is receiving severance payments pursuant to Section 5.2 above, (ii) unless the Officer leaves employment with the Company for Good Reason, for an additional one-year period commencing at the end of the time period described in (i) above, (iii) if the Officer leaves employment with the Company for cause pursuant to Section 4.1 above, for a two-year period commencing at the end of the Employment Period, and
(iv) during any period of time that the Officer is serving as a consultant to the Company, the Officer will not directly or indirectly, anywhere in the world:

                           (i) as an individual proprietor, partner,
stockholder, officer, Officer, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any business of materially the same nature as the Company's business, including, without limitation, the business of researching, developing, producing, marketing or selling products based on receptor-transfected mammalian cells developed or being developed, produced, marketed or sold by the Company while the Officer was employed by the Company; or

                           (ii) recruit, solicit or induce, or attempt to
induce, any Officer or Officers of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

                           (iii) solicit, divert or take away, or attempt to
divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Officer while employed by the Company.


                                     4.

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                  (b) If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                  (c) The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Officer to be reasonable for such purpose. The Officer agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

                  (d) In the event the Officer creates, discovers or is presented with an opportunity to engage in a business activity in which the Company might reasonably wish to engage, the Officer shall promptly notify the Board of Directors of the Company in writing of such opportunity. Unless otherwise limited under the terms of this Agreement, in the event the Company does not elect to pursue or evaluate the feasibility of such opportunity within thirty (30) days after receipt by the Company of such notice, the Officer may pursue such opportunity.

         7. REPRESENTATION OF OFFICER. As of the date of this Agreement, and except for unreimbursed expenses and accrued but unpaid salary amounts, the Officer represents and warrants to the Company that, (i) the Officer has no claims or causes of action against the Company, whether arising out of his employment with the Company or otherwise, and (ii) no facts or circumstances exist which, with the giving of notice or passage of time (or both) would give rise to a claim or cause of action by the Officer against the Company.

         8. ASSIGNMENT OF DISCOVERIES AND WORKS.

                  (a) The Officer will promptly disclose and assign to the Company, without charge to it, all rights to discoveries and works which the Officer may make or conceive, either solely or jointly with others, during the time of employment with the Company and which relate to the Company's activities.

                  (b) The Officer agrees that any discovery or work (including, without limitation, any invention, technical improvement, process or drawing)
(i) which the Officer may disclose to anyone within one year after the termination of employment with the Company or (ii) which is reduced to tangible form, such as by a model, a drawing, or a written description, within one year after termination of employment with the Company, or (iii) for which the Officer may file application for letters patent or registration of copyright within one year after the termination of employment with the Company, or (iv) which is reduced to practice within one year after the termination of employment with the Company, shall be presumed to have been made and conceived during the period of employment with the Company; PROVIDED, HOWEVER, that if the Officer proves by corroborated documentation that any discovery it or work was in fact conceived and made after termination of employment, then such presumption shall not apply to that discovery or work.


                                     5.

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                  (c) The Officer will protect the aforesaid discoveries and works as part of the Company's trade secrets and confidential information. Nothing in this agreement grants to the Officer any ownership rights to any of the Company's trade secrets and confidential information or any rights to use them in any form, except for uses authorized by the Company in furtherance of the Company's interests.

                  (d) Without charge to the Company, but without expense to the Officer, the Officer will execute and deliver to the Company such papers, including applications and assignments, as may be presented to him for the purpose of obtaining patents, copyrights or other protection for the aforesaid discoveries and works in any and all countries. The Officer further agrees to cooperate with and assist in the Company's efforts to establish and maintain the Company's rights and benefits in the aforesaid discoveries and works, and, if such cooperation and assistance is required after termination of employment with the Company, the Company will reimburse the Officer for his reasonable expenses.

         9. CONFIDENTIALITY.

                  (a) During the Officer's employment with the Company the Officer will not use or disclose any of the Company's trade secrets and confidential information, except as authorized by the Company in furtherance of the Company's interests. The Officer further agrees to cooperate with and assist in the Company's efforts to protect its trade secrets and confidential information. Pursuant to this end, the Officer agrees never to remove any tangible materials relating to the Company's trade secrets and confidential information from the Company's premises, except as authorized b the Company in furtherance of the Company's interests.

                  (b) After the termination of the Officer's employment with the Company the Officer will not use or disclose any of the Company's trade secrets and confidential information except, and only, to the extent such information:

                           (i) becomes part of the public domain other than
through a breach of this Agreement, or

                           (ii) is disclosed to the Officer by a third party who
is entitled to receive and disclose such information.

                  (c) For purposes of this Section 9, the Company's "TRADE SECRETS AND CONFIDENTIAL INFORMATION" include, without limitation, (i) matters of a technical nature, such as scientific, trade and engineering secrets, know-how, formulae, secret processes or machines, inventions, technical improvements, drawings, designs, computer programs and research projects, (ii) matters of a business nature, such as information about costs, profits, markets, sales and lists of customers, and (iii) plans for the Company's future development.

         10. RETURN OF TANGIBLE MATERIALS. Upon termination of employment with the Company, or upon Company request, the Officer will return to the Company all the tangible materials which were obtained from the Company, or which were purchased at the Company's expense, or which were prepared by the Officer during the time of employment with the Company and relate to the Company's activities. For purposes of this Section 10, "TANGIBLE


                                     6.

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MATERIALS" include, without limitation, tools, papers, documents, memoranda, notes, notebooks, books, records, manuals, sketches, drawings, blueprints, computer software, designs, forms, price lists, brochures, samples, and customer lists, including all copies of such materials.

         11. OBLIGATIONS ABSOLUTE. The obligations of the Officer under Sections 6, 8, 9 and 10 of this Agreement are absolute and are not subject to, nor shall they be affected by, any rights of set-off or claims by the Officer against the Company.

         12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

         13. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. Notwithstanding the foregoing, the Agreement, dated January 31, 1997 between the Company and the Officer shall remain in full force and effect.

         15. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Officer.

         16. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

         17. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, PROVIDED, HOWEVER, that the obligations of the Officer are personal and shall not be assigned by him.

         18. MISCELLANEOUS.

                  18.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

                  18.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.


                                      7.

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                  18.3 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


                                      8.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                      RECEPTOR TECHNOLOGIES, INC.



                                      By: /s/ Mark R. Brann
                                         ---------------------------------------

                                      Title:  President
                                            ------------------------------------


                                      Officer

                                      /s/ Mark R. Brann
                                      ------------------------------------------
                                      MARK R. BRANN


                           [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]